                                                                    EXHIBIT 8(B)

                         [LETTERHEAD OF MCMILLAN BINCH]

                                                          Draft: January 9, 2001

Seven Seas Petroleum Inc.
5555 San Felipe, Suite 1700
Houston, TX 77056
USA

Ladies and Gentlemen:

     We have acted as counsel to Seven Seas Petroleum Inc., a corporation formed under the laws of the Yukon Territory, Canada ("Seven Seas - Yukon" or the "Company"), in connection with the proposed continuation of the Company as Seven Seas Petroleum Inc., a Cayman Islands company ("Seven Seas - Cayman"), pursuant to a continuation procedure under Yukon Territory and Cayman Islands law (the "Continuation").

     For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Management Information Circular/Prospectus dated January 29, 2001 relating the Continuation, as filed with the Securities and Exchange Commission on the date hereof (the "Information Circular"), (ii) a letter from the President of Seven Seas - Yukon dated on the date hereof as to Seven Seas - Yukon not having its central mind and management in Canada for the purposes of the Income Tax Act (Canada) (the "Tax Act") and as to the status of Seven Seas - Cayman as a "foreign investment entity" as defined in draft amendments to the Tax Act released by the Minister of Finance (Canada) on June 22, 2000, and (iii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. We have assumed without investigation or verification that all statements contained in the foregoing documents are true, correct, and complete as of the date hereof and will remain true, correct and complete as of the consummation of the Continuation.

     Any inaccuracy in, or breach of, any of the aforementioned statements and assumptions and any change in applicable law after the date hereof could adversely affect our opinion. No ruling has been sought from the Canada Customs and Revenue Agency or any other tax authority by Seven Seas - Yukon as to the Canadian federal income tax consequences or the income tax consequences in any other jurisdiction of any aspect of the Continuation, and no such tax authority is bound by our opinion herein.

     Based upon and subject to the foregoing, the discussion contained under the heading "Canadian Federal Income Tax Consequences" is, on the date hereof and subject to the limitations, qualifications and assumptions described therein and insofar as it addresses matters of Canadian law or legal considerations, a fair summary in all material respects of the principal Canadian federal income tax consequences, as of the date hereof, of the Continuation to the Company and the shareholders of the Company to which such discussion applies.

     No opinion is expressed as to any matter not specifically addressed above, including (i) a conclusion as to whether Seven Seas - Yukon will incur a tax liability as a result of the Continuation, (ii) the consequences of the Continuation to Seven Seas - Yukon and its shareholders under the tax laws of any jurisdiction other than Canada, including any province or territory of Canada, or (iii) the tax consequences of any other transactions contemplated, or entered into, by Seven Seas - Yukon or its shareholders in connection with the Continuation.

     Our opinion is based on the current provisions of the Tax Act and the regulations thereunder in effect on the date hereof, all judicial decisions interpreting such provisions reported before the date hereof, all proposed amendments to the Tax Act and the regulations thereunder announced or released by the Minister of Finance (Canada) prior to the date hereof and our understanding of the current published administrative policies and assessment practices of the Canada Customs and Revenue Agency. It is possible that changes could be made to such legislation, regulations, proposed amendments or administrative practices and assessment policies before the date on the Information Circular that could affect our opinion and the accuracy of the summary of principal Canadian federal income tax consequences referred to above. We do not undertake to inform you of any such changes or of any changes to such legislation, regulations, proposed amendments or administrative policies or assessing or of any judicial decisions practices after the date of the Information Circular that may affect our opinion.

     This opinion is solely for your benefit, shall not inure to the benefit of any other person, including without limitation any successor or assign of Seven Seas - Yukon, whether by operation of law or otherwise, and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

     We hereby consent to the reference to our firm name in the "Legal Matters" section of the Information Circular and the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement which includes the Information Circular.



                                        Very truly yours,